EXHIBIT 2.9

Document must be filed electronically. Paper documents are not accepted. Fees & forms are subject to change. For more information or to print copies of filed documents, visit www.sos.state.co.us.	Colorado Secretary of State Date and Time: 02/23/2021 06:34 PM ID Number: 20211180133 Document number: 20211180133 Amount Paid: $50.00

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Incorporation for a Profit Corporation

filed pursuant to § 7-102-101 and § 7-102-102 of the Colorado Revised Statutes (C.R.S.)

1.	The domestic entity name for the corporation is
Gentech Holdings, Inc.

(Caution: The use of certain terms or abbreviations are restricted by law. Read instructions for more information.)

2.	The principal office address of the corporation’s initial principal office is

	Street address	1732 1st Ave.
(Street number and name)
Suite 25955
		New York	NY	10128
		(City)	(State)	(ZIP/Postal Code)

United States
(Province – if applicable)	(Country)

Mailing address
(leave blank if same as street address)	(Street number and name or Post Office Box information)

	(City)	(State)	(ZIP/Postal Code)

(Province – if applicable)	(Country)

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3.	The registered agent name and registered agent address of the corporation’s initial registered agent are

Name
	(if an individual)	(Last)	(First)	(Middle)	(Suffix)

	or	Registered Agents Inc
(if an entity)
(Caution: Do not provide both an individual and an entity name.)

Street address	1942 Broadway St
	(Street number and name)
	suite 314C
	Boulder	CO	80302
	(City)	(State)	(ZIP/Postal Code)

Mailing address	1732 1st Ave.
(leave blank if same as street address)	(Street number and name or Post Office Box information)
Suite 25955
	New York	NY	10128
	(City)	(State)	(ZIP/Postal Code)

United States
(Province –if applicable)	(Country)

(The following statement is adopted by marking the box.)
☒ The person appointed as registered agent above has consented to being so appointed.

4.	The true name and mailing address of the incorporator are

	Name	Lovatt	David
	(if an individual)	(Last)	(First)	(Middle)	(Suffix)

or
(if an entity)
(Caution: Do not provide both an individual and an entity name.)

Mailing address	1732 1st Ave.
(leave blank if same as street address)	(Street number and name or Post Office Box information)
Suite 25955
	New York	NY	10128
	(City)	(State)	(ZIP/Postal Code)

United States
(Province – if applicable)	(Country)

(If the following statement applies, adopt the statement by marking the box and include an attachment.)
☐	The corporation has one or more additional incorporators and the name and mailing address of each additional incorporator are stated in an attachment.

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5.	The classes of shares and number of shares of each class that the corporation is authorized to issue are as follows.

☐	The corporation is authorized to issue ________ common shares that shall have unlimited voting rights and are entitled to receive the net assets of the corporation upon dissolution.

☒	Information regarding shares as required by section 7-106-101, C.R.S., is included in an attachment.

6.	(If the following statement applies, adopt the statement by marking the box and include an attachment.)

☒ This document contains additional information as provided by law.

7.	(Caution: Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. Read instructions before entering a date.)

(If the following statement applies, adopt the statement by entering a date and, if applicable, time using the required format.)
The delayed effective date and, if applicable, time of this document is/are ___________________________
(mm/dd/yyyy hour:minute am/pm)

Notice:

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is named in the document as one who has caused it to be delivered.

8.	The true name and mailing address of the individual causing the document to be delivered for filing are

Lovatt	David
(Last)	(First)	(Middle)	(Suffix)

1732 1st Ave.
(Street number and name or Post Office Box information)
Suite 25955
New York	NY	10128
(City)	(State)	(ZIP/Postal Code)

United States
(Province – if applicable)	(Country)

☐	(If the following statement applies, adopt the statement by marking the box and include an attachment.)
This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing.

Disclaimer:

This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user’s legal, business or tax advisor(s).

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ARTICLES OF INCORPORATION

OF

GENTECH HOLDINGS, INC.

ARTICLE I. NAME

The name of the corporation is GENTECH HOLDINGS, INC. (the “Corp oration”).

ARTICLE II. REGISTERED OFFICE

The name and address of the Corporation’s registered office in the State of Colorado is:

Registered Agents, Inc.

1942 Broadway St., suite 314C

Boulder, CO 80302

ARTICLE III. PURPOSE

The purpose or purposes of the corporation is to engage in any lawful act or activity for which corporations may be organized under Colorado Law.

ARTICLE IV. CAPITAL STOCK

The Corporation is authorized to issue two classes of shares to be designated, respectively, "Preferred Stock" and "Common Stock." The number of shares of Common Stock authorized to be issued is Twelve Billion (12,000,000,000). The number of shares of Preferred Stock authorized to be issued is Two Million Five Hundred Thousand (2,500,000). The Preferred Stock and the Common Stock shall each have a par value of $0.0001 per share.

(A)             Provisions Relating to the Common Stock. Each holder of Common Stock is entitled to one vote for each share of Common Stock standing in such holder's name on the records of the Corporation on each matter submitted to a vote of the stockholders, except as otherwise required by law.

(B)              Pursuant to Pursuant to § 7-106-102 of the Colorado Revised Statutes Title 7, Corporations and Associations of the Corporation’s Articles of Incorporation the following shall constitute the designations of the Corporation’s Preferred Stock:

(1)           Designation of Series AA Preferred Stock. 2,000 of the Corporation’s authorized shares of preferred stock are hereby designated as Series A Preferred Stock (the “Series AA Preferred Stock”) having the following characteristics:

(i)           The Series A Preferred Stock shall entitle the holders the right to vote, either together with holders of the Corporation’s common stock, or as a separate class of shares, on any matter upon which the shareholders of common stock of the Corporation may vote, including but not limited to any resolutions purporting to vary any of their rights or create any class of capital stock ranking in priority to them or effect any reorganization which would disadvantage the Series AA Preferred Stock relative to the shares of the Corporation’s common stock;

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(ii)           Each share of Series AA Preferred Stock shall have voting rights equal to four times the sum of (a) all shares of Common Stock issued and outstanding at time of voting; plus (b) the total number of votes of all other classes of preferred stock which are issued and outstanding at the time of voting; divided by (c) the number of shares of Series AA Preferred Stock issued and outstanding at the time of voting.

(iii)          In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, the holder(s) of the Series AA Preferred Stock shall not be entitled to receive any of the assets of the Corporation;

(iv)          Shall be redeemed by the Corporation at the option of the holders thereof for an aggregate of one dollar ($1.00) for all such shares of Series AA Preferred Stock so held;

(v)            Shall not entitle the holder(s) thereof to receive dividends, whether in cash, property, or in securities of the Corporation; and

(vi)           Shall not be able to convert such Series AA Preferred Stock into the Corporation’s common stock.

(C)       Additional Provisions Relating to the Preferred Stock. The Board of Directors (the "Board") is authorized, subject to limitations prescribed by law and the provisions of this article 4, to provide for the issuance of additional shares of Preferred Stock in one or more series, and by filings pursuant to the applicable laws of the State of Colorado, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such Series A and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(1)               The number of shares constituting that Series AA and distinctive designation of that series;

(2)               The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which dates or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3)               Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(4)               Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board shall determine;

(5)               Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(6)               Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7)               The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of share of that series;

(8)               Any other relative or participation rights, preferences and limitations of that series;

(9)               If no shares of any series of Preferred Stock are outstanding, the elimination of the designation, powers, preferences, and right of such shares, in which event such shares shall return to their status as authorized but undesignated Preferred Stock.

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ARTICLE V. BOARD OF DIRECTORS

(A)             Number. The number of directors constituting the entire Board shall be as fixed from time to time by vote of a majority of the entire Board, provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office.

(B)              Vacancies. Vacancies on the Board shall be filled by the affirmative vote of the majority of the remaining directors, though less than a quorum of the Board, or by election at an annual meeting or at a special meeting of the stockholders called for that purpose.

(C)              The election of directors need not be by written ballot.

ARTICLE VI. BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE VII. LIABILITY

To the fullest extent permitted by Colorado law as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any amendment or repeal of this Article VII will not eliminate or reduce the effect of any right or protection of a director of the Corporation existing immediately prior to such amendment or repeal.

ARTICLE VIII. STOCKHOLDER MEETINGS

Meetings of stockholders may be held within or without the State of Colorado as the Bylaws may provide. The books of the Corporation may be kept outside the State of Colorado at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

ARTICLE IX. AMENDMENT OF ARTICLES OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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I, THE UNDERSIGNED, being the Chief Executive Officer of GenTech Holdings, Inc. I hereby declare and certify, under penalties of perjury, that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 10th day of October, 2018.

/S/ David Lovatt

David Lovatt, Chief Executive Officer

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